Exhibit 99.1

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

C O R P O R A T E    P A R T I C I P A N T S

Jason Lenderman Taylor Morrison Home Corporation - VP, IR & Treasury

Sheryl Palmer Taylor Morrison Home Corporation - President & CEO

Dave Cone Taylor Morrison Home Corporation - EVP & CFO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Paul Przybylski Wells Fargo Securities - Analyst

Ivy Zelman Zelman & Associates - Analyst

Mike Dahl Barclays Capital - Analyst

Michael Rehault JPMorgan Chase - Analyst

Jack Micenko SIG - Analyst

Will Randow Citigroup - Analyst

Jay McCanless Wedbush Securities - Analyst

Carl Reichardt BTIG - Analyst

P R E S E N T A T I O N

Operator

Good afternoon and welcome to Taylor Morrison’s fourth-quarter 2016 earnings conference call. (Operator Instructions). As a reminder, this conference call is being recorded. I would now like to introduce Mr. Jason Lenderman, Vice President, Investor Relations and Treasury.

Jason Lenderman - Taylor Morrison Home Corporation - VP, IR & Treasury

Thank you, Vanessa and welcome, everyone, to Taylor Morrison’s fourth-quarter 2016 earnings conference call. With me today are Sheryl Palmer, President and Chief Executive Officer and Dave Cone, Executive Vice President and Chief Financial Officer. Sheryl will begin the call with an overview of our business performance and our strategic priorities. Dave will take you through a financial review of our results, along with our guidance for 2017. Then Sheryl will conclude with the outlook for the business, after which we will be happy to take your questions.

Before I turn the call over to Sheryl, let me remind you that today’s call, including the question-and-answer session, includes forward-looking statements that are subject to the Safe Harbor statement for forward-looking information that you will find in today’s news release. These statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations and projections.

These risks and uncertainties include, but are not limited to those factors identified in the release and in our filings with the Securities and Exchange Commission and we do not undertake any obligation to update our forward-looking statements. Now let me turn the call over to Sheryl Palmer.

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

Thank you, Jason, and good afternoon, everyone. We appreciate you joining us today as we share our 2016 results and outline our expectations for 2017. But before I get into those topics, I want to take a minute and mention our equity offering last week. As most of you know by now, we issued 10 million shares of Class A common stock and used the proceeds from that offering to purchase partnership units from our equity sponsors. This offering was not dilutive and our total share count does not change. The biggest change is to our public float, which increased by about a third, pushing the total to the mid-30% range.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Now let’s get on to our strong results for the quarter and year. We finished the year with higher than expected closings resulting in more than a 20% increase in year-over-year EBT dollars and an adjusted earnings per share of $1.71. We closed 7369 homes for the year, which represented nearly a 17% increase year-over-year that was well above the top range of our guidance. In December, we were able to bring forward and close nearly 170 homes originally expected for completion in January, furthering our success for the quarter and the year. This is on top of double-digit growth from the previous year bringing our two-year growth rate to over 30%.

Our strong performance in closings is evidence of the strong working relationships with our trade partners as we manage through a tight labor environment, rigorous management on a project-by-project basis from our field team and remarkable support provided by our mortgage team during the year-end push.

Net sales orders totaled 7504 for the year and 1701 for the quarter, which represented a year-over-year increase of more than 12% and 18%, respectively. Our full-year growth is on top of double-digit growth from the previous year, bringing our two-year growth rate to 31%. Cancellations were about 13.6% for the year, which was slightly better than the prior year.

Community count was relatively flat from the prior quarter, but still up by over 19% year-over-year to an average of 309 communities. This brings our two-year growth rate to 50%. Looking back just a bit further, we have nearly doubled our community count since the end of 2013. Full-year sales per outlet came in just over two per month. As stated for each quarter in 2016, we manage this somewhere between 2 and 2.2 depending on the quarter and had anticipated to be within this range for the full year. As we begin the new year, January 2017 is off to a strong start with a monthly absorption rate about 20% higher year-over-year.

Our strong year, which culminated with a robust fourth quarter, was only possible because of the great teams we have in place across the organization. I want to express my gratitude for your sustained focus on our strategic priorities and uncompromising expectations to deliver for our customers. The dedication and accountability you consistently display to all of our stakeholders helped us achieve at a level that makes us all so proud.

2016 brings to an end two years of planned transformation for Taylor Morrison. This journey began with the sale of our Canadian business, which ultimately funded three US-based acquisitions and grew our domestic footprint by four new markets. These acquisitions provided us with an immediate presence in those areas, access to good land, expanded our reach and diversified our customer base by targeting more entry-level buyers. Moving forward, we are focused on driving scale in these markets.

During this time of change, we made a calculated decision to reinvest back into our infrastructure to optimize our new scale and prepare the Company for future growth. These conscious decisions may have created some noise on a few financial metrics, but, as I said, we have reached the end of that transformation. Even in the face of the significant change to our organization, we continue to perform at a high level and maintain a strong focus on our customers. This was proven for the second year in a row with us being named America’s Most Trusted Builder by Life Story Research. Being recognized for this honor in back-to-back years while reshaping the Company is truly a signature accomplishment and a testament to our people.

Looking forward, we believe we are positioned extremely well to mature with the cycle and drive efficiencies from our strategic foundation as we strive to reach our full potential. We are squarely focused on driving improvement in both EBT dollars and rate while delivering ROE accretion. One example of this focus is our strategic investment in technology. We have invested in our customer relationship management processes and tools to better target our customers and ultimately provide an enhanced overall experience. This goes to show that while we are proud of winning the Most Trusted Builder award in back-to-back years, we will not sit on our laurels. We will continue to move forward, drive improvement and always look for opportunities to serve our customers better by being nimble and responsive to their needs.

Overall, 2016 was a very solid year for the Company and the strong finish to the year has provided us with good momentum as we begin 2017. That momentum is well-timed as we consider the macroeconomic environment rolling into the new year. Given our current outlook, we expect this moderately paced recovery to continue in a like fashion as the new administration introduces a pro-business environment that hopefully stimulates consumer confidence. Still we believe it is prudent to take a wait-and-see approach to see how things continue to evolve in our nation’s capital. We remain optimistic that the new administration will recognize the importance of our industry to the overall health of the economy and will seek to implement homebuilder-friendly policies.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

There continue to be encouraging signs when looking at the economic fundamentals that drive our industry. Household formations have consistently outpaced production starts, which creates a supply/demand disconnect that has been compounding for years and continues each month as that dynamic exists. This environment of supply side constraint manifests itself in lower months of supply for both existing and new homes when compared to the same time last year. Resulting impacts related to price escalation and affordability are factors for us to monitor closely.

While the recovery is relatively shallow by this measure compared to prior cycles, it is still moving in an upward trajectory and we feel confident that the longevity of this recovery will continue to extend beyond the average seven-year duration of prior cycles. The most recent nonfarm payroll data indicates an improving labor environment with results exceeding expectations, which is further bolstered by an increase in hourly earnings. It is important to note that an improving labor environment as just reported for January and wage levels improving provide two of the most important sources of tailwind for our industry.

As we look at the mortgage lending environment and specifically how the recent increase in interest rates impact the consumer, we continue to appreciate the quality of our buyers and their credit and qualification breadth. Since mid-November, mortgage rates have moved by about 50 basis points. With that increase as a backdrop, I think it is instructive to note our fourth-quarter buyers who use Taylor Morrison Home Funding had an average locked rate lower than that of our buyers using TMHF in the first quarter of 2016. The month of December by itself was admittedly higher, but the quarter as a whole was lower.

As noted on previous calls, Taylor Morrison attracts a solid buyer profile and on average, those buyers have strong balance sheets and capacity in their debt to income ratios. We often stress test our backlog to get comfortable with our buyer profile and better understand the vulnerability to rate increases. Our most recent results suggest our buyers using conventional mortgage programs, which make up the majority of our customers, could absorb a significant increase hundreds of basis points, in fact, and still meet qualification guidelines.

I am extremely delighted by the decisions we have made to enrich the employee and customer experience with Taylor Morrison and am eager to see them come to fruition in the months to come. Our four pillar strategy will be our guide as it has been since our IPO in 2013. The first pillar is rooted in our opportunistic land acquisition in core locations. The second pillar states our desire to build distinctive communities driven by consumer preferences. The third pillar reminds us of our inherent culture of cost-efficiency and finally, the fourth pillar is the result of our efforts, which is to optimize profitability while achieving desired sales basis.

This strategic framework helps clarify our priorities and is what drove us to invest back into our infrastructure during our journey of transformation. We anticipate numerous benefits from these investments to flow through our business and ultimately our financials with enhanced scale in certain markets, increased qualified traffic, higher conversion and absorption rates, cycle time reductions and gains in strategic procurement. This will ultimately drive improved EBT dollars and earnings per share year-over-year. As I mentioned last quarter, some of these initiatives will be one-time investments while others will be ongoing. We have included all of these considerations in our guidance.

With that, I will turn the call over to Dave for the financial review.

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

Thanks, Sheryl, and hello, everyone. For the full year, net income from continuing operations was $207 million, a year-over-year increase of 21% and earnings per share of $1.69, an increase of 22%. Total revenues were over $3.5 billion for the year, including homebuilding revenue of $3.4 billion. The fiscal 2016 home closings gross margin was 18.3% as adjusted for a $3.5 million impairment charge taken during the fourth quarter, which was isolated to three assets in our Chicago market.

The home closings gross margin as adjusted for this impairment is only 7 basis points lower than last year’s margin rate despite headwinds we experienced from selling down our aged completed spec inventory, purchase accounting, a rising labor cost environment and a higher land basis. This was partially offset by overall mix improvement compared to last year. In 2017, we expect our margin rate to be accretive to 2016.

Moving to mortgage operations, we generated $60 million of revenue during the year, representing a 39% increase over the prior year. Gross profit was $28 million while our capture rate came in at 80%. SG&A as a percentage of home closings revenue came in at 10.6%, which was in line with our expectations. 2016 was a year focused on reinvestment back into the business to support the increasing demands on the infrastructure of the organization.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

The investments in technology, construction efficiency and strategic procurement will drive benefits in 2017 and beyond. We have always been and will continue to be an organization that is not only mindful of our overhead expenses, but also takes great pride in how we are able to manage those costs. We do anticipate driving leverage in the SG&A line for 2017.

Our earnings before income taxes totaled $314 million or 8.9% of total revenue, which is an increase of about 10 basis points year-over-year. Income taxes totaled $108 million for the year representing an effective tax rate of 34.3%, an improvement of 20 basis points over the prior year due to a continued focus on maximizing energy credits.

For the year, we spent more than $700 million in land purchases and development. This is down year-over-year, but at a level that still provides comfort to us as we manage our land bank. At the end of the year, we had approximately 38,300 lots owned and controlled. The percentage of lots owned was about 73% with the remainder under control. On average, our land bank had 5.2 years of supply at quarter-end based on a trailing 12 months of closings. This compares to our peak at the IPO of just under 10 years of supply. From a land pipeline perspective, we are in a position to focus almost entirely on getting assets to deliver closings in 2019 and beyond. This emphasizes our strong land position, which will enable us to deliver on our top-line expectations.

At year-and, we had 3131 units in our backlog, which represents an increase of 7% over the prior year. Those units have sales value of $1.5 billion. We ended the year with 1186 total specs, which includes 238 finished specs. On a per community basis, we had about 4 total specs and just less than 1 finished spec per community. We continue to strategically deploy specs within communities where quick-moving demand exists.

We ended the year with over $300 million of cash and our net debt to capital ratio was 33.7%. By year-end, we were able to pay off the remaining balance of our unsecured revolving credit facility and had no outstanding borrowings against our available capacity of $500 million. We were able to monetize our assets as we expected, which has put us in a favorable cash position to start the year.

Our capital allocation philosophy remains consistent and our focus is on four areas -- investing back in the business, inorganic growth, paying down debt and returning cash to shareholders. Once again, we achieved success in all four areas in 2016. We reinvested back into the business throughout the year, increased our scale with the acquisition of Acadia, used our revolver to fund working capital needs, but still pay it down to zero by year-end and continued with our share buyback program bringing our total to about 2.9 million shares for just under $44 million.

At year-end, we have just over $56 million remaining on our $57 million authorization. Our investment philosophy will continue to be a critical component in driving short-term performance while securing the long-term health of the overall business and maximizing returns.

As Sheryl mentioned, we maintain a positive outlook for 2017. We are hopeful that the new administration will benefit the homebuilding recovery. That said, there are several issues that could impact us and the industry such as changes in tax policy. Our 2017 guidance assumes no changes to tax policy and regulations, which, if they were to occur, may impact our results.

Now let’s turn to our guidance. For the full-year 2017, we anticipate closings to be between 7500 and 8000. Our community count will be generally flat relative to 2016. Our 2017 monthly absorption pace will be about 2.3. GAAP home closings gross margin, including capitalized interest, is expected to be accretive to 2016 and in the low to mid 18 percent range. Our SG&A as a percentage of homebuilding revenue is expected to leverage year-over-year and be in the low to mid 10 percent range. Beyond 2016, we remain focused on leveraging SG&A through continued cost control and efficiency. JV income is expected to be between $10 and 12 million and we anticipate an effective tax rate between 34 and 35 percent. Land and development spend is expected to be approximately $1 billion for the year.

For the first quarter, we anticipate community count to be generally flat sequentially to Q4 2016. Closings are planned to be between 1,500 and 1,600 with GAAP home closings margin, including capitalized interest, expected to be about 18 percent.

Thanks and I will now turn the call back over to Sheryl.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

Thank you Dave.

With most of 2017 still in front of us, let me take a minute to discuss just a few of the exciting recent things happening across our organization.

As I mentioned earlier, a few weeks ago we received the distinct honor of being recognized as America’s Most Trusted Builder, according to Lifestory Research for the second year in a row. This coveted award, which is based on the opinions of more than 31,000 home shoppers actively looking for a new home in the top housing markets in the US, aims to understand how trust impacts consumers’ evaluations of builder brands. We firmly believe that relationships and trust are the foundation of our success, and I am so proud of our teams for this well-deserved recognition and achievement.

Also, in January, in partnership with Builder Magazine, we unveiled Taylor Morrison’s NextAdventure Home at the International Builder show in Orlando. The home was specifically designed with the active adult consumer in mind and it was based on consumer data, surveys and market research. There were hundreds of homeowners interviewed to refine the design and from there we collaborated with innovative architects and designers to make those design elements become a reality. It is located in our prestigious Esplanade at Highland Ranch community in Orlando, which is just one of our 10 Esplanade communities in Florida specifically designed for those that are 55 and better. This home represents our commitment to understand our customer better and more deeply. Our goal is to build homes that appeal to each of our customer groups in a way that creates community and pride.

This project provided us with a more defined and robust customer feedback loop to understand what they want in a home and how they want to live in it. The result was a distinctive home that represents a prototype for us moving forward. The baby boomer segment is nearly 80 million strong in this country and they represent an opportunity that we fiercely pursued years ago. Through this project, we were able to confirm some of our hunches such as many desiring not to downsize in the traditional sense of the word. More than half of baby boomers sampled actually want a home that is at least 2000 square feet. What they value most is convenience through amenities, home design and community layout.

Another exciting milestone for us is the opening of our first two Taylor Morrison communities in Dallas. As you know, we introduced the brand as coming soon into the market in the back half of 2016. We acquired selective, high-quality land positions for the business and put the operations team on the ground. We have taken a deliberate approach in introducing our flagship brand into the market and within the next couple of weeks, we will take the next step in the process by opening under our Taylor Morrison banner. The business will operate similar to our Houston operations where our brands coexist and allow for enhanced consumer segmentation and strong business synergies that should only get stronger over time. It is an exciting step for us and our Dallas team.

While it makes sense in Dallas to introduce our flagship brand, which meant supporting two brands in the same market, we took a different approach in Atlanta following the acquisitions of JEH and Acadia where we transitioned both of those businesses to the Taylor Morrison brand. In doing so, we were able to capitalize quickly on our national name recognition within the Atlanta market. We saw immediate results from this transition in Web traffic and customer inquiries.

Now we have taken the next step in that market’s evolution and combined the field offices to generate operating leverage. Together, the two legacy businesses will be able to build on our primary business model while growing the first-time buyer demographics that JEH was built upon. In 2017, we expect to improve the combined Atlanta operation’s SG&A by 180 basis points. As I mentioned earlier, we are looking at each piece of the revenue and cost side of the business as we expect to enhance our bottom-line significantly year-over-year.

Now I would like to provide a quick update on mortgage. We continue to see a very strong borrower profile with an average credit score in the 740s for the last several years. The LTV of our average borrower was 75% with an average DTI of 36% on an average loan amount of $337,000. Using finance as a sales tool, TMHF attracts a strong first-time buyer representing 33% of our 2016 TMHF closings. The baby boomer segment represented 28% of our TMHF closings and millennials represented 25%. I should also note that millennials had credit scores higher and debt ratios lower than the national average.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Assisting in our success in this area, TMHF was recently highlighted on Fannie Mae’s website on our ARO program, which stands for able, ready, own. It is our department truly based on qualification improvement, not credit repair. We work with our customers to better understand what impact their credit score has had on their ability to qualify for a mortgage and what, if anything, they can do to improve their profile. Since its inception, ARO has assisted more than 1200 buyers resulting in about $328 million in home value purchased with Taylor Morrison.

In summary, I believe we are off to a good start in 2017 and I am optimistic about our markets and our defined strategy to enhance our results. By sticking to our four pillar strategy and capital allocation philosophy, we will position the Company for meaningful success in the short and long term. We can never lose sight of our purpose to manage through a full homebuilding cycle while driving shareholder returns. I am convinced we have the right strategies and right people in place to accomplish the former while maximizing the latter. Once again, accept our apologies for the mid-presentation and I would like to open the call to questions. Operator, please provide our participants with instructions.

Q U E S T I O N S    A N D    A N S W E R S

Operator

(Operator Instructions). Stephen East, Wells Fargo.

Paul Przybylski - Wells Fargo Securities - Analyst

Thank you. Actually this is Paul Przybylski on for Stephen East. Talking about your January absorptions being up 20% year-over-year, I was wondering if there was any markets that were demonstrating particular strength relative to that improvement and also how the January comp compared to the down 22% comp for 1Q of last year for absorption.

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

So on the first question, really we saw strength across the marketplace, across all of our marketplaces. So I wouldn’t tell you that that 20% absorption pace came from any specific part of the country. If I were to call anything out, it’s certainly last year Houston had moderated a bit and so maybe it was a little bit better, easier there. And the second part of the question, can you repeat it? I’m not sure I got it.

Paul Przybylski - Wells Fargo Securities - Analyst

You had a relatively easy comp for absorptions last year. I was wondering how January compared to the 1Q average that was lower than -- I think it was down 22% for the quarter.

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

You are talking about from Q1 2015 to Q1 2016?

Paul Przybylski - Wells Fargo Securities - Analyst

Right.

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

Yes, for that one, no, it was pretty much in line with the quarter.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Paul Przybylski - Wells Fargo Securities - Analyst

Okay, and then following up on your CRM implementation or upgrade, do you expect any reduction in customer acquisition costs from that?

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

I think you are going to get some soft costs there. I think what we are looking to do is continue to enhance the experience, continue to enhance our sales associates’ productivity and I think you will see soft costs in benefit of kind of the whole contract process.

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

But a lot of it is designed to build the pipeline for customers.

Paul Przybylski - Wells Fargo Securities - Analyst

Okay, all right. Thank you. I appreciate it.

Operator

Ivy Zelman, Zelman & Associates.

Ivy Zelman - Zelman & Associates - Analyst

Thank you. Congratulations, guys. (multiple speakers) your award and recognition. I think one of the comments that you made, Sheryl, is about being able to lever the business and show improvement with respect to overall operations despite the fact that community growth is going to be flat. I kind of wonder maybe what is embedded into that, recognizing there’s cost inflation in the business. The improvement, I think you were 10.6% as a percent of revenue for SG&A in 2016 and improving upon that, assumingly, are you forecasting whether it is compensation, selling expenses? Can you walk us through what gets you there because you, obviously, are leaner than many companies in the industry, which we commend you for, but is it really feasible with an inflationary environment to control it, which we commend you to do, but can you walk us through it?

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

Yes, let me make sure I’ve addressed your questions, Ivy. So Dave and I will both attack this. From 10.6% on the SG&A, I think what Dave commented in his prepared comments were that as we continue to see top-line growth, we should expect to see some leverage. I appreciate your noting kind of where we operate today, so we are not looking for wholesale changes, but we would expect to continue to leverage as the business grows.

Specifically on the cost side, Ivy, there’s not one thing there. I think it is -- as we said in our comments, it is really making sure that we optimize our operation in each piece of the business. It is going to be at the front end on our acquisition cost of new customers and through some of that technology. When we look at our land, some acquisition strategies and our structure, we would hope to pick up something there. As you continue through the building cycle and taking advantage of the scale of which this Company has grown to, making sure our local efficiencies are there, our national/regional purchasing opportunities are there, product profiles.

So really, Ivy, it is across the board. Most of it is being able to benefit from I just think an excellent operational strategy and releasing the enhancements from the growth the Company has recognized.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Ivy Zelman - Zelman & Associates - Analyst

I guess just to follow on that and I don’t know, Dave, if you want to add something, but we just hear a lot of competition for really strong division presidents and just along the whole organizational chart that you have and given how strong a builder you are, is it feasible with the alignment and compensation, are you doing it more in stock? How are you rewarding the excellence of your personnel to keep them happy and at the same time not risk losing them?

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

That is a great question, Ivy. Once again, I would tell you there’s not one thing. I think compensation is a critical piece of the overall commitment to our team members across the country, but it is one piece. So we have to make sure that we achieve the greatest talent in the marketplace and to have that talent, you have to pay them I would say top quartile from a market standards standpoint.

But I think you have to look deeper than the compensation and you have to look at the culture. You have to look at really the strategy of the organization and enabling the division presidents through their operating teams to empower them to run their business, to really be part of an organization that truly has a purpose in the communities that we deliver.

I don’t want to sidestep your compensation question, but it goes deeper than that. So just to make sure I finish your questions, I think I was probably too vague. Our compensation, as you can see, in each year in our proxy is a combination of base, bonus and stock and equity and that equity is a combination of time and performance.

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

And overall, we do see compensation costs increasing as you would expect year-over-year and part of that leads to why we made the investment that we did. We are trying to figure out ways to be more efficient every day to drive down other costs. So at the end of the day, it is a balance between where our costs are going up and where you can get that leverage and then, for us, that is what we are focused on to drive EBT accretion year-over-year.

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

I am going to throw one more thing at it, Ivy. It is interesting; we are here in Atlanta today at our division presidents meeting hosting our earnings call and our division presidents are actually watching through a live feed someplace else in the hotel, their development and getting exposed to what this Company means and being able to participate is part of why I think they work at Taylor Morrison.

Ivy Zelman - Zelman & Associates - Analyst

Don’t forget shoes off with Sheryl in the New York Times corner office. Congratulations. It really makes a difference, the culture and you guys should be very proud of that. Thanks for taking my questions.

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

Thank you. Have a great one.

Operator

Mike Dahl, Barclays.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Mike Dahl - Barclays Capital - Analyst

Thanks for taking my questions. So Sheryl and Dave, I want to follow up a little bit on some of the comments around returns in both the press release and your comments just now. So you have clearly given us a couple of the pieces as far as the margins and the revenue growth that you expect. I guess I am curious if there’s a specific level of improvement in returns that you are aiming for in 2017 and beyond because you have also got an increasing equity base. And so just adding up some of the pieces, it seems like still with some of the flatness in the margins this year, it could be a little difficult to drive meaningful improvement in returns. So just any quantification of what you expect there on return on equity.

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

Sure, Mike. I’m happy to take that one. So I think if you walk through our guidance, we are guiding to accretion on both the homebuilding margin line, as well as the SG&A line. So we expect to see year-over-year accretion on the EBT line as well and we will be positive cash flow from ops here in 2016 and we expect that to continue into 2017. So all of the pieces are there where we are going to anticipate seeing year-over-year accretion in our returns as we move through 2017.

As far as a specific target, we don’t have one that we have publicly put out there. Obviously, we have our internal plans, but what we are really focused on is driving some combination of EBT dollars, EBT percentage in the returns, maintaining some flexibility around the portfolio to do that in a given year, but, at the end of the day, that is what it is; it is about driving year-over-year accretion.

Mike Dahl - Barclays Capital - Analyst

Got it, thanks. I guess to follow up on that and just given some of the -- you have clearly entered into some different types of land transactions over the past couple of years and so as you think about the maturing of the portfolio and Sheryl, to your point, coming to a close of some of the major transformational issues. As you look out at your land bank, and the incremental spend from here, any thoughts as far as what you are looking to do potentially differently from an owned option mix or continued pursuit of additional joint venture structures?

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

Yes, I think it is a fair question, Michael and as you heard Dave guide, we guided to about $1 billion of land acquisition and development. I think there’s a couple things worth noting. One would be the change that we saw kind of at the end of the year in our controlled versus our owned that moved. I think about 23% to 27%, so, obviously, that mix will continue to be a benefit. I think JV, land banking, all those tools are in our toolbox. I think structure of the deal really matters. The other thing we have talked about over the last couple quarters is the size of the deals. If I were to go back three or four years, Michael, I would tell you that the size of the deals were probably on average 2 times what they are today. So there’s a number of different strategies that we deploy, but nothing that I would say is a wholesale shift. I just think they are appropriate given the timing in the cycle.

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

And the method that we ultimately choose, a good portion of that is due to risk mitigation, which is part of what we did for some of the joint ventures, which were kind of larger ticket type deals. It just gives us that flexibility. I mean I look at it as kind of more arrows in the quiver.

Mike Dahl - Barclays Capital - Analyst

Okay, great. Thanks.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Operator

Michael Rehault, JPMorgan.

Michael Rehault - JPMorgan Chase - Analyst

Thanks for taking my question. I wanted to focus a little bit longer term, if possible and I am thinking specifically in terms of your approach to growth over the next two to three years. Obviously, you have come off a pretty strong cycle in the past two to three years in terms of growing your community count and building out some scale in some key markets. A lot of builders over the next two to three years are trying to take a moderate approach to growth in a modestly improving housing backdrop. Is that the way you guys are thinking about things or given that there’s an element of still geographic diversification goals and perhaps getting deeper in some of your markets, you might want to grow a little bit more than like a plus or minus 10% type of clip?

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

So there’s a few questions embedded in there, Michael. Let’s give it a shot. I appreciate your comments. You are right; when you look at -- I mentioned in my prepared comments that we are coming off 30% plus year-over-year growth rates or compounded growth rates over the last number of years. I would tell you that, organizationally, we have moved from this hyper year-over-year growth to hyper-focused on the bottom line as compared to community count. So I think what you should expect from us, consistent with the backdrop, is a lot of focus on enhancing the types of deals we are doing, which are generating, as I said in my prepared comments, an expected 2.3 pace this year, really focused on making sure that we have the appropriate scale in each of our markets. In some markets, Phoenix, we are number one in; other markets, there’s a couple markets we are not top 10 in, so continued focus on having the right scale in each market.

Then, as you mentioned, Michael, I think from a consumer standpoint and to pile onto my comments earlier, we are very focused on kind of the barbells around both the millennial and that 80 million that are moving into home ownership over the next few years and the boomers, when you look at 16 million, 17 million of them entering into retirement over these next few years. We are very well-positioned from a land bank to go after that. So it is really focused on that and driving a bottom-line result and accretion to Dave’s earlier comment as compared to any specific community count target.

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

I think you will continue to see us be opportunistic in our various markets. Obviously, where we are lower land supply there, we will have a little bit more focus, but we continue to see good opportunities throughout our markets and we try to take advantage of that.

Michael Rehault - JPMorgan Chase - Analyst

I appreciate that. I guess just secondly, you mentioned -- I think you alluded to some key process improvements driving the business and helping SG&A, helping pace. Do you see -- over time, as you grow your business and even if it is at this more, let’s say plus or minus 10% type of clip, where a natural, over the next two or three years, can you see SG&A for example going below 10% and in terms of the sales pace, could that improve it even further or do you think that the 2.3 is kind of an end goal so to speak based on how you see mix over the next year or two?

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

So a couple things, Michael. First of all, very similar to community count. I think those kind of targets are dangerous. I think if you just put a number out there in the future without appreciating and being nimble enough to respond to market conditions, you can actually create risk for your business and I would put that -- of course, if the business grows, we generally would expect to leverage things like SG&A. It is very hard today to say what could happen in two or three years.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

As far as the pace specifically, the 2.3 isn’t a target. The 2.3, very similar to what we have communicated in prior years, is what we hold the businesses to is the underwriting that we approve. So if you go back two, three years, Michael, you will probably find that we guided to something around 2.3 to 2.5 and the next year, it might have been 2.2 to 2.4 or 2 to 2.2 last year and this year, it is 2.3. So that’s not a target per se; that is really a portfolio and how it rolls up and then that is what we share with all of you.

Michael Rehault - JPMorgan Chase - Analyst

Great, appreciate it. Thanks very much.

Operator

Nishu Sood, Deutsche Bank.

Unidentified Participant

This is actually Tim on for Nishu. So in November, you revised JV guidance down slightly due to timing issues in coastal California communities within the JV. I was just wondering how much of this 2017 guidance was initially slated to fall in 2016 and if so, should we expect heavy in the first half, particularly 1Q?

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

It was probably a couple of million that we saw shift from 2016 to 2017 and quite honestly, a little bit is probably going to shift 2017 to 2018 as well. As far as Q1, we are going to be -- it is probably going to be the lightest of the year and you will see it accelerate from there.

Unidentified Participant

All right, great. Then just to follow up on this, you mentioned JVs adding flexibility in your land strategy. So back in 2012, 2013, JV contributed almost 10% of pretax, even more in some years. So obviously, that was before the Canadian exit, but I was just curious, as you look forward into the latter part of this cycle, how do you think could potentially JV income contribute up high single digits, even above 10%?

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

Yes, I think you go back to when we had Canada, that was a very different business and obviously, With the towers kind of more impactful where we are today. For long-term guidance on JVs, it is hard to say because it is going to depend on the land structures that we put in place just depending on market conditions, but we expect that to obviously grow here a little bit in 2017 and then with the JV projects we have going, that will probably continue to grow beyond 2017. We are not quite ready to give guidance to that, but we will see it be accretive year-over-year.

Unidentified Participant

Great, thank you.

Operator

Jack Micenko, SIG.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Jack Micenko - SIG - Analyst

Thanks. Sheryl, in the past, we have talked about buybacks relative to the lower float and obviously, the interesting transaction you did last week or the week prior has helped the float. My question would be, all else equal, are you more inclined or less inclined to buy back stock if it was an opportunistic situation for you now versus I guess maybe three weeks ago?

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

I think you know we have the authorization in place, but I don’t know that this changed our view on that at all, Jack. I think what you have seen us do over the last 12, 18 months is to be opportunistic in our buyback strategy and I would see that continuing forward.

Jack Micenko - SIG - Analyst

Okay. And then, Dave, 33% net debt to cap now, I know you had said in your capital allocation, you did still mention pay down debt, so that tells me 33% is not where you want to be or it is going to go lower. What are your thoughts on leveraging the balance sheet and sort of balancing that with ROE and that sort of thing?

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

Yes, from a debt paydown perspective, the point I was trying to make is we paid the revolver down by the end of the year. In 2017, we will continue to do that from a working capital standpoint. So you will see that move around, but obviously overall the balance sheet is growing, which is in part why you are seeing that number come down.

On a go forward basis, we don’t have a need to go out and take any long-term debt right now, so we are happy with the 33.7%, that is going to move more as a function of the overall Company and where we are on a revolver balance going forward.

Jack Micenko - SIG - Analyst

All right, thank you.

Operator

Will Randow, Citigroup.

Will Randow - Citigroup - Analyst

Good afternoon and congratulations on the progress. Just a couple of follow-ups from prior questions. When you kind of think about demand, you talked about 20% absorption improvement in January. Have you seen a continuance of that and have you made any changes in incentives year-over-year or changes to internal or external sales commission? Any color on that would be very helpful.

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

Demand we gave through January. Will, we haven’t shared anything else at this point, but as we said in my prepared comments, we were very pleased with the way we rolled into the new year and so nothing new to report there. As far as the commissions, Dave?

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

Yes, commissions or incentives?

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

I thought I heard -- Will, maybe I misunderstood.

Will Randow - Citigroup - Analyst

Both, both. Sorry.

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

There has not been any shift in our commission plan. That is not consistent with what we do each year as we evaluate the sales associates’ communities. Incentives --?

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

Yes, from an incentive standpoint, they were up a bit from Q3, but not much and we expect to see that tick down here in 2017, the normal ebbs and flows.

Will Randow - Citigroup - Analyst

Then just for a follow-up, how are you guys thinking about building materials and labor inflation in 2017? I know you hinted at some of that. Can you help us quantify where you are seeing pressures and/or benefits? And I assume your expectation is that ASP inflation versus input cost inflation is neutral or I guess any color you can provide there?

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

Yes, I think our hope is that we will see ASP growth keep pace with the costs. In the fourth quarter, we did see direct build costs; they were up primarily in lumber, stucco and concrete. We continue to use price locks to help offset some of the labor costs -- sorry -- the lumber costs. Then from a labor perspective, we continue to see that as a challenge mainly in our high-volume markets, but as we roll here into 2017, we expect a modest increase, but again we expect ASPs to at least keep pace with it.

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

The only thing I would add to that, Will, is, as Dave said, labor remains tight in the majority of our markets and each quarter is probably a different focus point. How that is really manifesting into the business, it is creating longer cycle times. Although at the end of the year, interestingly enough, I think we saw a little bit of stabilization and so it is really incumbent on how we work with our trade partners to ensure that we are their preferred builder and that we have a keen understanding of the work that is required in making sure that we don’t have dry runs at our jobsites and that we are prepared for them and that we are communicating with them. But I think that we are going to continue to see pressure over time.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Will Randow - Citigroup - Analyst

Thanks for the color, guys. Congrats again.

Operator

Jay McCanless, Wedbush.

Jay McCanless - Wedbush Securities - Analyst

Good afternoon, everyone. So the first question, I’m just trying to reconcile the guidance. It looks like you are calling for a 15% increase in the monthly sales pace and then roughly a low to mid-single digit growth in unit closings, but at the same time you believe that you are going to have a gross margin higher than 2016. Am I getting all of that correct?

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

That is right.

Jay McCanless - Wedbush Securities - Analyst

Okay. So that that would suggest I guess either that older legacy land positions like Houston and Phoenix are going to rebound and do better in 2017. Is that the right way to think about it or is it a function of the product mix that you are selling maybe more attached product or more California product versus some of your other product line?

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

Well, mix always matters. That definitely drives it quarter to quarter, but I think we will start with some of the benefits that were going into 2017 based on what we experienced in 2016. So in 2016, we had purchase accounting, which for the year was about 20 basis points of impact and then you might recall our process to go through and sell our aged specs, that was roughly about 10 basis points. And then coupled with that, we expect to see some modest benefits from the activities and investments we made around strategic procurement and some of the construction efficiencies. The combination of that gets us to our belief that we are going to be able to drive some accretion on the margin line year-over-year.

Jay McCanless - Wedbush Securities - Analyst

Okay. So it is not just a function of the market. Those things plus improving on the purchase side?

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

It is a collection of things; it is not one thing.

Jay McCanless - Wedbush Securities - Analyst

Okay, okay. The second question I have is could you talk a little bit about market conditions in South Florida and also market conditions right now in Atlanta, just maybe a little deeper dive on what you are seeing down there?

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

Yes, both markets -- I will start with Florida -- really across the business -- let me get all of Florida for you. Tampa -- or at least the places we operate. Tampa, all economic views I think have been very positive. We have had impressive job growth. Interestingly enough, I think they have replaced all the jobs since the -- at the end of 2015, maybe early 2016 that were lost in the recession. Starts are up; closings are up meaningfully; prices are up.

I think one of the things that we are really seeing in Tampa is since rents have been up I think low double digits, it has really created a nice opportunity for our townhome business, which is a very accepted product in Tampa and that is a good piece of our overall portfolio. That business continues well.

As I move into North Florida, I would consider that very stable growth. It has come off of an interesting time where we are seeing from a land market, we have really seen that evolve a bit with deals getting tied up and then come back to the market, which is creating some opportunities on the land side. But, all in all, I would tell you that when I look across all the fundamentals, we have been quite pleased and with our next adventure house in Orlando, that has also created a lot of buzz for us and maybe even the marketplace.

Then when I go to Southwest Florida, that continues very strong. I think probably in the last couple of calls, I’ve talked about how we came into the new year a little slow last year, so we built momentum through the year and that continued through kind of the shoulder season into this year. If there’s anything I would mention with Southwest Florida, specifically Naples and Sarasota, it is really, given the volume pickup that the market has seen, the municipalities I think have struggled to stay caught up, but the majority of our portfolio there’s the 55 plus market and we have seen just great strength in that market. So all performing well.

Atlanta, that business has done really well, as I said in my prepared comments. We merged the two businesses. We are seeing strength at both the affordable side, as well as more the infill, more urban business, the Acadia assets and market conditions are well. We have seen price growth once again and each of the fundamentals has lined up quite well.

Jay McCanless - Wedbush Securities - Analyst

Great. Thank you so much.

Operator

Carl Reichardt, BTIG.

Carl Reichardt - BTIG - Analyst

I had a question about cycle time. You mentioned that you thought they could improve in 2017 and I wondered if you could quantify that and let me know if that is somewhat of a function of mix or maybe some specifics around what you are doing to get those to improve?

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

Fair question. In Houston, I would tell you that has been a function of the market. That is a place where cycle times have really gotten protracted in the good old $100 energy days. And then as that market evolved, we saw those cycle times come back and a credit to the team. It wasn’t just the market; it was really the initiatives and the sale to start process, everything they were doing locally, but we really saw some of it come back there.

With the other markets, I would tell you it is a combination, but mostly related to the number of the initiatives that we have been talking about and it is everything most specifically around product execution, geopodding and the way we are releasing, our sale to start processes, our communication with our trades, really making sure we are doing everything we can to be the preferred trade partner. Not one thing, but we expect we have seen the worst of the pressure behind us.

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FEBRUARY 08, 2017 / 9:30PM, TMHC - Q4 2016 Taylor Morrison Home Corp Earnings Call

Carl Reichardt - BTIG - Analyst

Okay. My second question, David, you mentioned acquisitions as sort of the second part of the capital management philosophy going forward. Given you are thinking about scale, if there are deals available, are you more likely to look at them in markets where you already have a reasonable presence or is there an aspect of that that might still be some geographic growth in your mind? Thanks.

Dave Cone - Taylor Morrison Home Corporation - EVP & CFO

The ultimate answer to that is it really depends. It is going to be deal-specific. As you know, we have done three acquisitions in the last two years for various reasons, some new markets, some to gain scale. So for us, it really comes down to each dollar we invest either organically or inorganically where we can drive the best return for the overall Company. We have had three that we have gone through and we have digested. We are working on just overall operational efficiency, but we continue to be mindful of potential opportunities that are out there.

Operator

That is all the time we have for questions today. I will now turn the call back over to Sheryl Palmer for closing remarks.

Sheryl Palmer - Taylor Morrison Home Corporation - President & CEO

Thank you. We appreciate you all hanging with us today and have a wonderful evening.

Operator

Thank you. Ladies and gentlemen, this concludes today’s conference. We thank you for participating and you may now disconnect.

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